EXHIBIT 99.1

CMS Bancorp, Inc. Announces Stock Repurchase Program and Results for the Quarter Ended March 31, 2008

WHITE PLAINS, N.Y., May 13, 2008 (PRIME NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) parent of Community Mutual Savings Bank, announced that it would repurchase up to 5% of its outstanding common stock over the next year. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. There is no guarantee as to the exact number of shares which may be repurchased by the Company. Repurchased shares will be held as treasury stock.

Commenting on the stock repurchase program, President and CEO John E. Ritacco, stated that "we believe that the repurchase of CMS Bancorp common stock at this time represents the most attractive use of capital, as part of a broad long term strategic plan which considers future growth, earnings and dividends as well as acquisition and other opportunities."

CMS Bancorp also announced the opening of the relocated Eastchester branch and the relocation and consolidation of the White Plains branch and the Greenburgh branch to the Cross Roads Shopping Plaza in Greenburgh, New York. Additionally, CMS Bancorp has announced that it plans to expand its branch network to a new location in Mount Kisco, New York. Both the consolidated Greenburgh and new Mount Kisco offices will open later in 2008.

The Company reported a net loss of $149,000 ($0.08 per share) for the three months ended March 31, 2008, primarily reflective of higher non-interest expense and a provision to the bank's loan loss reserve, partially offset by higher net interest income.

Results for the quarter ended March 31, 2008 reflect higher interest income of $823,000, partially offset by higher interest expense of $483,000 and a provision for loan losses of $35,000, compared to the same period in 2007. Net interest income after the provision for loan losses increased by $305,000 compared to the three month period ended March 31, 2007. Non-interest expenses increased by $418,000, primarily due to additions to staff to support growth, higher benefit and occupancy costs and professional fees associated with SEC compliance and other costs associated with operating as a public company.

The increase in net interest income after provision for loan losses reflects the investment of the proceeds of the Company's initial public offering and the growth and diversification of the loan portfolio, which grew from $146.7 million as of September 30, 2007 to $159.0 million at March 31, 2008. Growth in the loan portfolio was funded from cash equivalents, borrowings from the Federal Home Loan Bank of New York, and by maturities of investment securities. Deposits grew by $5.8 million in the quarter ended March 31, 2008 to $119.9 million as a result of market conditions.

Mr. Ritacco reported that the interest rate environment experienced over the last two years continues to present challenges to the banking industry. Recent reductions in the Federal funds interest rate should have a positive effect thereby helping to reduce deposit interest costs over time and help improve net interest income.

Mr. Ritacco cautioned however that the flat and at times inverted yield curve which has existed over the past two years continues to negatively impact net interest income, and could mitigate the loan and interest income growth that we have achieved.

While the banking industry in general continues to deal with loan delinquencies and defaults, particularly in the subprime sector, CMS Bancorp has not experienced any increase in past due loans or delinquencies to date, due primarily to the bank's conservative underwriting standards.

As of March 31, 2008, CMS Bancorp had no non-performing loans and the allowance for loan losses was 0.20% of loans, compared to 0.18% as of December 31, 2007 and September 30, 2007, respectively.

Mr. Ritacco also stated that "the new combined Greenburgh and White Plains branch is expected to open later in 2008 along with a new 2,900 square foot branch office in Mount Kisco, New York, as we continue to look for new expansion opportunities in the County. Going forward, all our future locations will be modern, welcoming to our customers and focused on serving the communities where we live, work and do business. Our company strategy continues to be to provide our clients with better products, higher branch visibility, parking at all locations, ATM and Commercial Night Deposit capabilities and a community bank approach to provide the highest quality personal and business customer service."

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. Readers should not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to CMS Bancorp include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) competition among providers of financial services; (iii) changes in the quality or composition of loan and investment portfolios of the Bank; (iv) changes in accounting and regulatory guidance applicable to banks; and (v) price levels and conditions in the public securities markets generally. These factors could affect CMS Bancorp's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither CMS Bancorp nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                          CMS Bancorp, Inc.
      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                              March 31,   September 30,
                                                2008          2007
                                            ------------  ------------
 ASSETS                                      (Unaudited, In thousands)
 ------
 Cash and cash equivalents                    $ 12,246      $ 17,540
 Investment securities                           3,844        4,565
 Loans, net                                    158,989       146,701
 Other assets                                    5,040         4,700
                                            ------------  ------------
 Total assets                                 $180,119      $173,506
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
 Deposits                                     $119,903      $117,500
 Advances from Federal Home Loan Bank           34,934        30,000
 Other liabilities                               1,954         1,652
                                            ------------  ------------
 Total Liabilities                             156,791       149,152
 Stockholders' equity                           23,328        24,354
                                            ------------  ------------
 Total liabilities and stockholders' equity   $180,119      $173,506
                                            ============  ============

                          CMS Bancorp, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (Unaudited, In thousands, except per share data)

                                Three Months Ended    Six Months Ended
                                     March 31,           March 31,
                                 -----------------   -----------------
                                   2008      2007      2008      2007
                                 --------  --------  --------  --------

 Interest income                 $ 2,507   $ 1,684   $ 4,964   $ 3,282
 Interest expense                  1,158       675     2,313     1,323
                                 --------  --------  --------  --------
 Net interest income               1,349     1,009     2,651     1,959
 Provision for loan losses            35        --        50        --
                                 --------  --------  --------  --------
 Net interest income after
  provision for loan losses        1,314     1,009     2,601     1,959
 Non-interest income                  66        68       195       148
 Non-interest expense              1,594     1,176     3,159     2,222
                                 --------  --------  --------  --------
 Income (loss) before income
  taxes                             (214)      (99)     (363)     (115)
 Income tax expense                  (65)      (32)      (84)      (35)
                                 --------  --------  --------  --------
 Net income (loss)                 $(149)     $(67)    $(279)     $(80)
                                 ========  ========  ========  ========
 Net (loss) per common share      $(0.08)    N/A(a)   $(0.15)    N/A(a)
                                 ========  ========  ========  ========

 (a) Converted to stock form on April 3, 2007

CONTACT:  CMS Bancorp, Inc.
          John Ritacco, President & CEO
          (914) 422-2700